Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-149730, 333-104898, and 333-179602 on Form S-8 of our reports dated February 26, 2014, relating to the financial statements and financial statement schedule of Big 5 Sporting Goods Corporation and subsidiaries, and the effectiveness of Big 5 Sporting Goods Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Big 5 Sporting Goods Corporation for the fiscal year ended December 29, 2013.

/s/ Deloitte & Touche LLP

Los Angeles, California
February 26, 2014